File No. 812-15634

Before the

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

ADAMS STREET CREDIT SOLUTIONS FUND, LP, ADAMS STREET GLOBAL PRIVATE MARKETS FUND LP, ADAMS STREET PARTNERS, LLC, ADAMS STREET ADVISORS, LLC, ADAMS STREET CREDIT ADVISORS LP, ADAMS STREET - PE CO-INV (SI) FUND LP, ADAMS STREET - PKBS PRIVATE EQUITY FUND I GLOBAL, ADAMS STREET - PRIMARY PE SM FUND I LP, ADAMS STREET - SCERS FUND III LLC, ADAMS STREET - SK VENTURE FUND II LP, ADAMS STREET (KOC) LLC, ADAMS STREET (NUNAVUT) PRIVATE EQUITY FUND LP, ADAMS STREET 1847 FUND LP, ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2020 NON-US FUND LP, ADAMS STREET 2020 US FUND LP, ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2021 NON-US FUND LP, ADAMS STREET 2021 US FUND LP, ADAMS STREET 2022 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2022 NON-US FUND LP, ADAMS STREET 2022 US FUND LP, ADAMS STREET 2023 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2023 NON-US FUND LP, ADAMS STREET 2023 US FUND LP, ADAMS STREET 2024 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2024 NON-US FUND LP, ADAMS STREET 2024 US FUND LP, ADAMS STREET 2025 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2025 NON-US FUND LP, ADAMS STREET 2025 US FUND LP, ADAMS STREET 32BJ FUND LP, ADAMS STREET AMF FUND LP, ADAMS STREET AP7 PE INVESTMENT III LP, ADAMS STREET ASIA FUND 2020 LP, ADAMS STREET ASIA FUND II LP, ADAMS STREET BLUE LAKE LP, ADAMS STREET CC PE SECONDARY FUND LP, ADAMS STREET CO-INVESTMENT FUND V A LP, ADAMS STREET CO-INVESTMENT FUND V B LP, ADAMS STREET CO-INVESTMENT FUND VI A LP, ADAMS STREET CO-INVESTMENT FUND VI B LP, ADAMS STREET CUACPS PRIVATE EQUITY LP, ADAMS STREET CYCLONE FUND LP, ADAMS STREET DENSO GLOBAL PRIVATE EQUITY INVESTMENTS FUND II LP, ADAMS STREET EUROPEAN VENTURE FUND 2023, ADAMS STREET GLOBAL SECONDARY FUND 7 LP, ADAMS STREET GLOBAL SECONDARY FUND 8 LP, ADAMS STREET GLOBAL SMB WPERP FUND III LP, ADAMS STREET GLOBAL VENTURE MANDATE FUND IV LP, ADAMS STREET GRAND CYPRESS HEALTHCARE FUND II LP, ADAMS STREET GROWTH EQUITY FUND VII LP, ADAMS STREET GROWTH EQUITY FUND VIII LP, ADAMS STREET HOM FUND LP, ADAMS STREET IMM VENTURE FUND LP, ADAMS STREET IMM VENTURE PRIMARY FUND I LP, ADAMS STREET KNEIFF GLOBAL PE FUND, ADAMS STREET LAKE LASALLE FUND II LP, ADAMS STREET LEADERS EX US FUND LP, ADAMS STREET LEADERS FUND 2020 LP, ADAMS STREET LEADERS FUND II LP, ADAMS STREET MTAA PE FUND II LP, ADAMS STREET PEP ASIA FUND 2023 LP, ADAMS STREET PEP ASIA FUND 2024 LP, ADAMS STREET PEP NORTH AMERICA FUND 2023 LP, ADAMS STREET PEP NORTH AMERICA FUND 2024 LP, ADAMS STREET POBA VENTURE FUND LP, ADAMS STREET POBA VENTURE FV I LP, ADAMS STREET PRIVATE CREDIT FUND II-A LP, ADAMS STREET PRIVATE CREDIT FUND II-B LP, ADAMS STREET PRIVATE CREDIT FUND II-C LP, ADAMS STREET PRIVATE CREDIT FUND II-C NO LP, ADAMS STREET PRIVATE CREDIT FUND III-A LP, ADAMS STREET PRIVATE CREDIT FUND III-B LP, ADAMS STREET PRIVATE INCOME FUND LP, ADAMS STREET ROPE FUND LP, ADAMS STREET RSP II LP, ADAMS STREET SBCERA FUND 2 LP, ADAMS STREET SH FUND LP, ADAMS STREET SHEDD AQUARIUM ESG FUND LP, ADAMS STREET SHEDD AQUARIUM LP, ADAMS STREET SIFAI FUND LP, ADAMS STREET SK VENTURE FUND III LP, ADAMS STREET UK MID-MARKET SOLUTIONS II LP, ADAMS STREET US SMB FUND II LP, ADAMS STREET VENTURE INNOVATION FUND III LP, ADAMS STREET VENTURE INNOVATION FUND IV LP, ADAMS STREET VENTURE SELECT FUND 2023 LP, ADAMS STREET WORLD SUN FUND LP, ADAMS STREET WPE FUND LP, ASP - GLOBAL PE SM FUND LP, ASP (FEEDER) PRIVATE CREDIT FUND II-C LP, ASP COJ PE FUND LP, ASP EVF 2023 FV LP, ASP GLOBAL VENTURES BVK FUND II LP, ASP ILSTRS ASIA SMA 1 LP, ASP ILSTRS EUROPE SMA 1 LP, ASP LUX RAIF - 2021 GLOBAL FUND, ASP LUX RAIF - 2022 GLOBAL FUND, ASP LUX RAIF - 2023 GLOBAL FUND, ASP LUX RAIF - 2024 GLOBAL FUND, ASP LUX RAIF - 2025 GLOBAL FUND, ASP LUX RAIF - CO-INVESTMENT FUND V, ASP LUX RAIF CO-INV VI FV LP, ASP LUX RAIF - CO-INVESTMENT FUND VI, ASP LUX RAIF - GLOBAL SECONDARY FUND 7, ASP LUX RAIF -

GLOBAL SECONDARY FUND 8, ASP LUX RAIF—PC II FUND, ASP LUX RAIF—SPC III FUND, ASP LUX RAIF CO-INV V FV LP, ASP LUX RAIF GSF 7 FV LP, ASP LUX RAIF GSF 8 FV LP, ASP NPS ASIA PE FOF LP, ASP PC HOLDINGS LLC, ASP RIVERA INT PC FACILITATION LP, ASP RIVERA INT PC NO FACILITATION LP, ASP RIVERA US PC FACILITATION LP, ASP RIVERA US PC LP, ASP SR PRIVATE CREDIT FUND II-A LP, ASP SR PRIVATE CREDIT FUND II-A NO LP, ASP SR PRIVATE CREDIT FUND II-B LP, ASP SR PRIVATE CREDIT FUND II-B NO LP, ASP SR PRIVATE CREDIT FUND II-C LP, ASP SR PRIVATE CREDIT FUND III-A LP, ASP SR PRIVATE CREDIT FUND III-A NO LP, ASP SR PRIVATE CREDIT FUND III-B LP, ASP SR PRIVATE CREDIT FUND III-B NO LP, ASP SR PRIVATE CREDIT FUND III-C LP, ASP SUMMA 1 LLC, ASP SUMMA 2 LLC, ASP SUMMA 3 LLC, ASP SUMMA 4 LLC, ASP SUMMA 5 LLC, ASP SUMMA 6 LLC, ASP SUMMA 7 LLC, ASP SUMMA 8 LLC, ASP SUMMA HOLDCO 1 LP, JUNI PRIVATE EQUITY FUND A EUR LP AND JUNI PRIVATE EQUITY FUND A USD LP

One North Wacker Drive, Suite 2700

Chicago, IL 60606

FIRST AMENDED AND RESTATED APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Eric R. Mansell

Adams Street Partners, LLC

One North Wacker Drive, Suite 2700

Chicago, IL 60606

(312) 553-7890

emansell@adamsstreetpartners.com

Copies to:

Nicole M. Runyan, P.C. Brad A. Green, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800 nicole.runyan@kirkland.com brad.green@kirkland.com	Nicholas A. Hemmingsen, Esq. Kirkland & Ellis LLP 333 West Wolf Point Plaza Chicago, IL 60654 (312) 862-2000 nicholas.hemmingsen@kirkland.com

January 16, 2025

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

In the matter of:

ADAMS STREET CREDIT SOLUTIONS FUND, LP, ADAMS STREET GLOBAL PRIVATE MARKETS FUND LP, ADAMS STREET PARTNERS, LLC, ADAMS STREET ADVISORS, LLC, ADAMS STREET CREDIT ADVISORS LP, ADAMS STREET - PE CO-INV (SI) FUND LP, ADAMS STREET - PKBS PRIVATE EQUITY FUND I GLOBAL, ADAMS STREET - PRIMARY PE SM FUND I LP, ADAMS STREET - SCERS FUND III LLC, ADAMS STREET - SK VENTURE FUND II LP, ADAMS STREET (KOC) LLC, ADAMS STREET (NUNAVUT) PRIVATE EQUITY FUND LP, ADAMS STREET 1847 FUND LP, ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2020 NON-US FUND LP, ADAMS STREET 2020 US FUND LP, ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2021 NON-US FUND LP, ADAMS STREET 2021 US FUND LP, ADAMS STREET 2022 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2022 NON-US FUND LP, ADAMS STREET 2022 US FUND LP, ADAMS STREET 2023 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2023 NON-US FUND LP, ADAMS STREET 2023 US FUND LP, ADAMS STREET 2024 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2024 NON-US FUND LP, ADAMS STREET 2024 US FUND LP, ADAMS STREET 2025 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2025 NON-US FUND LP, ADAMS STREET 2025 US FUND LP, ADAMS STREET 32BJ FUND LP, ADAMS STREET AMF FUND LP, ADAMS STREET AP7 PE INVESTMENT III LP, ADAMS STREET ASIA FUND 2020 LP, ADAMS STREET ASIA FUND II LP, ADAMS STREET BLUE LAKE LP, ADAMS STREET CC PE SECONDARY FUND LP, ADAMS STREET CO-INVESTMENT FUND V A LP, ADAMS STREET CO-INVESTMENT FUND V B LP, ADAMS STREET CO-INVESTMENT FUND VI A LP, ADAMS STREET CO-INVESTMENT FUND VI B LP, ADAMS STREET CUACPS PRIVATE EQUITY LP, ADAMS STREET CYCLONE FUND LP, ADAMS STREET DENSO GLOBAL PRIVATE EQUITY INVESTMENTS FUND II LP, ADAMS STREET EUROPEAN VENTURE FUND 2023, ADAMS STREET GLOBAL SECONDARY FUND 7 LP, ADAMS STREET GLOBAL SECONDARY FUND 8 LP, ADAMS STREET GLOBAL SMB WPERP FUND III LP, ADAMS STREET GLOBAL VENTURE MANDATE FUND IV LP, ADAMS STREET GRAND CYPRESS HEALTHCARE FUND II LP, ADAMS STREET GROWTH EQUITY FUND VII LP, ADAMS STREET GROWTH EQUITY FUND VIII LP, ADAMS STREET HOM FUND LP, ADAMS STREET IMM VENTURE FUND LP, ADAMS STREET IMM VENTURE PRIMARY FUND I LP, ADAMS STREET KNEIFF GLOBAL PE FUND, ADAMS STREET LAKE LASALLE FUND II LP, ADAMS STREET LEADERS EX US FUND LP, ADAMS

First Amended and Restated Application for an Order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940 Permitting Certain Joint Transactions Otherwise Prohibited by Sections 17(d) and 57(a)(4) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940

STREET LEADERS FUND 2020 LP, ADAMS STREET LEADERS FUND II LP, ADAMS STREET MTAA PE FUND II LP, ADAMS STREET PEP ASIA FUND 2023 LP, ADAMS STREET PEP ASIA FUND 2024 LP, ADAMS STREET PEP NORTH AMERICA FUND 2023 LP, ADAMS STREET PEP NORTH AMERICA FUND 2024 LP, ADAMS STREET POBA VENTURE FUND LP, ADAMS STREET POBA VENTURE FV I LP, ADAMS STREET PRIVATE CREDIT FUND II-A LP, ADAMS STREET PRIVATE CREDIT FUND II-B LP, ADAMS STREET PRIVATE CREDIT FUND II-C LP, ADAMS STREET PRIVATE CREDIT FUND II-C NO LP, ADAMS STREET PRIVATE CREDIT FUND III-A LP, ADAMS STREET PRIVATE CREDIT FUND III-B LP, ADAMS STREET PRIVATE INCOME FUND LP, ADAMS STREET ROPE FUND LP, ADAMS STREET RSP II LP, ADAMS STREET SBCERA FUND 2 LP, ADAMS STREET SH FUND LP, ADAMS STREET SHEDD AQUARIUM ESG FUND LP, ADAMS STREET SHEDD AQUARIUM LP, ADAMS STREET SIFAI FUND LP, ADAMS STREET SK VENTURE FUND III LP, ADAMS STREET UK MID-MARKET SOLUTIONS II LP, ADAMS STREET US SMB FUND II LP, ADAMS STREET VENTURE INNOVATION FUND III LP, ADAMS STREET VENTURE INNOVATION FUND IV LP, ADAMS STREET VENTURE SELECT FUND 2023 LP, ADAMS STREET WORLD SUN FUND LP, ADAMS STREET WPE FUND LP, ASP - GLOBAL PE SM FUND LP, ASP (FEEDER) PRIVATE CREDIT FUND II-C LP, ASP COJ PE FUND LP, ASP EVF 2023 FV LP, ASP GLOBAL VENTURES BVK FUND II LP, ASP ILSTRS ASIA SMA 1 LP, ASP ILSTRS EUROPE SMA 1 LP, ASP LUX RAIF - 2021 GLOBAL FUND, ASP LUX RAIF - 2022 GLOBAL FUND, ASP LUX RAIF - 2023 GLOBAL FUND, ASP LUX RAIF - 2024 GLOBAL FUND, ASP LUX RAIF - 2025 GLOBAL FUND, ASP LUX RAIF - CO-INVESTMENT FUND V, ASP LUX RAIF CO-INV VI FV LP, ASP LUX RAIF - CO-INVESTMENT FUND VI, ASP LUX RAIF - GLOBAL SECONDARY FUND 7, ASP LUX RAIF - GLOBAL SECONDARY FUND 8, ASP LUX RAIF - PC II FUND, ASP LUX RAIF- SPC III FUND, ASP LUX RAIF CO-INV V FV LP, ASP LUX RAIF GSF 7 FV LP, ASP LUX RAIF GSF 8 FV LP, ASP NPS ASIA PE FOF LP, ASP PC HOLDINGS LLC, ASP RIVERA INT PC FACILITATION LP, ASP RIVERA INT PC NO FACILITATION LP, ASP RIVERA US PC FACILITATION LP, ASP RIVERA US PC LP, ASP SR PRIVATE CREDIT FUND II-A LP, ASP SR PRIVATE CREDIT FUND II-A NO LP, ASP SR PRIVATE CREDIT FUND II-B LP, ASP SR PRIVATE CREDIT FUND II-B NO LP, ASP SR PRIVATE CREDIT FUND II-C LP, ASP SR PRIVATE CREDIT FUND III-A LP, ASP SR PRIVATE CREDIT FUND III-A NO LP, ASP SR PRIVATE CREDIT FUND III-B LP, ASP SR PRIVATE CREDIT FUND III-B NO LP, ASP SR PRIVATE CREDIT FUND III-C LP, ASP SUMMA 1 LLC, ASP SUMMA 2 LLC, ASP SUMMA 3 LLC, ASP SUMMA 4 LLC, ASP SUMMA 5 LLC, ASP SUMMA 6 LLC, ASP SUMMA 7 LLC, ASP SUMMA 8 LLC, ASP SUMMA HOLDCO 1 LP, JUNI PRIVATE EQUITY FUND A EUR LP AND JUNI PRIVATE EQUITY FUND A USD LP

One North Wacker Drive, Suite 2700

Chicago, IL 60606

File No. 812-15634

I.	INTRODUCTION

A.	Requested Relief

Adams Street Global Private Markets Fund LP (“GPM”), Adams Street Credit Solutions Fund, LP (formerly, Adams Street Private Credit BDC, LLC) (“A-CREST”) and their related entities, identified in Section I.B below, hereby request an order (the “Order”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “Act”),1 and Rule 17d-1 thereunder2 authorizing certain joint transactions that otherwise would be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under the Act.

In particular, the relief requested in this application (the “Application”) would allow one or more Regulated Funds (including one or more BDC Downstream Funds) and/or one or more Affiliated Funds (each as defined below) to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 17(d) or 57(a)(4) and the rules under the Act. All existing entities that currently intend to rely on the Order have been named as Applicants (defined below) and any existing or future entities that may rely on the Order in the future will comply with the terms and conditions set forth in this Application (the “Conditions”).3

B.	Applicants Seeking Relief

•

GPM, a Cayman Islands exempted limited partnership that currently is an Existing Affiliated Fund and that intends to (i) convert its corporate entity structure to a Delaware limited liability company, (ii) file a Notification of Registration pursuant to Section 8(a) of the Act on Form N-8A and a Registration Statement on Form N-2 and (iii) operate as an externally-managed, non-diversified, closed-end management investment company that, prior to relying on the relief requested herein, will be registered under the Act;

•

A-CREST, a Delaware limited partnership that currently is an Existing Affiliated Fund and that intends to (i) file a Registration Statement on Form 10 and (ii) operate as an externally-managed, non-diversified, closed-end management investment company that, prior to relying on the relief requested herein as a BDC (defined below), will elect to be regulated as a BDC under the Act;

[1]	Unless otherwise indicated, all section references herein are to the Act.
[2]	Unless otherwise indicated, all rule references herein are to rules under the Act.
[3]

No Regulated Fund or Affiliated Fund that relies on this Order will rely on any other order of the Commission authorizing co-investment transactions pursuant to Sections 17(d) and 57(i) of the Act and no entity that relies on another such order of the Commission will rely on this Order.

•

Adams Street Partners, LLC (“ASP”), an investment adviser registered with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which serves as the investment adviser to GPM and to the Existing Affiliated Funds (defined below) identified in Schedule A hereto (other than Adams Street (KOC) LLC, Adams Street Private Credit Fund II-A, Adams Street Private Credit Fund II-B, Adams Street Private Credit Fund II-C LP, Adams Street Private Credit Fund II-C NO LP, Adams Street Private Credit Fund III-A LP, Adams Street Private Credit Fund III-B LP, Adams Street Private Income Fund LP, ASP (Feeder) Private Credit Fund II-C LP, ASP LUX RAIF—PC II Fund, ASP LUX RAIF—SPC III Fund, ASP Rivera Int PC Facilitation LP, ASP Rivera Int PC NO Facilitation LP, ASP Rivera US PC Facilitation LP, ASP Rivera US PC LP, ASP Sr Private Credit Fund II-A LP, ASP Sr Private Credit Fund II-A NO LP, ASP Sr Private Credit Fund II-B LP, ASP Sr Private Credit Fund II-B NO LP, ASP Sr Private Credit Fund II-C LP, ASP Sr Private Credit Fund III-A LP, ASP Sr Private Credit Fund III-A NO, ASP Sr Private Credit Fund III-B LP, ASP Sr Private Credit Fund III-B NO LP, ASP Sr Private Credit Fund III-C LP, ASP Summa 1 LLC, ASP Summa 2 LLC, ASP Summa 3 LLC, ASP Summa 4 LLC, ASP Summa 5 LLC, ASP Summa 6 LLC, ASP Summa 7 LLC, ASP Summa 8 LLC and ASP Summa HoldCo 1 LP), on behalf of itself and its successors;[4]

•

Adams Street Advisors, LLC, a Delaware limited liability company that has submitted an application on Form ADV to become registered with the Commission under the Advisers Act and that will serve as the investment adviser to GPM, once GPM registers under the Act, and A-CREST, once A-CREST elects to be regulated as a BDC (“ASP Retail RIA”);

•

Adams Street Credit Advisors LP (“Adams Street Credit Advisors” and, collectively with ASP and ASP Retail RIA, the “Existing Advisers”), which (a) is a relying adviser under the Advisers Act through a single registration with ASP, an investment adviser that is registered with the Commission under the Advisers Act, (b) is controlled by ASP and (c) serves as the investment adviser to the Existing Affiliated Funds identified in Schedule A hereto not otherwise managed by ASP, on behalf of itself and its successors;

•

The other investment funds identified in Schedule A hereto, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act (collectively, with GPM and A-CREST, the “Existing Affiliated Funds”); and

•

ASP PC Holdings LLC, which is a separate and distinct legal entity directly controlled by ASP, that from time to time, holds various financial assets in a principal capacity (the “Existing ASP Proprietary Account” and, collectively with the Existing Advisers and the Existing Affiliated Funds, the “Applicants”).

C.	Defined Terms

“Adviser” means the Existing Advisers and any Future Adviser (defined below).

“Affiliated Fund5” means (i) the ASP Proprietary Accounts (defined below), (ii) the Existing Affiliated Funds and (iii) any entity (a) whose investment adviser (and sub-adviser(s), if any) is an Adviser, (b) that (x) would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act, (y) relies on Rule 3a-7 under the Act or (z) does not meet the definition of investment company under the Act and qualifies as a real estate investment trust within the meaning of Section 856 of the Code because substantially all of its assets would consist of real properties, (c) that is not a BDC Downstream Fund and (d) that intends to participate in the Co-Investment Program. No Existing Affiliated Fund is a BDC Downstream Fund.

“ASP Proprietary Accounts” means (a) the Existing ASP Proprietary Account, and (b) any account of an Adviser or its affiliates or any company that is a direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates that (i) from time to time, will hold various financial assets in a principal capacity and (ii) intends to participate in the Co-Investment Program.

[4]	The term “successor,” as applied to each Adviser, means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.
[5]

Affiliated Funds may include funds that are ultimately structured as collateralized loan obligation funds (“CLOs”). Such CLOs would be investment companies but for the exception provided in Section 3(c)(7) of the Act or their ability to rely on Rule 3a-7 of the Act. During the investment period of a CLO, the CLO may engage in certain transactions customary in CLO formation with another Affiliated Fund on a secondary basis at fair market value. For purposes of the Order, any securities that were acquired by an Affiliated Fund in a particular Co-Investment Transaction that are then transferred in such customary transactions to an Affiliated Fund that is or will become a CLO (an “Affiliated Fund CLO”) will be treated as if the Affiliated Fund CLO acquired such securities in the Co-Investment Transaction. For the avoidance of doubt, any such transfer from an Affiliated Fund to an Affiliated Fund CLO will be treated as a Disposition and completed pursuant to terms and conditions of the Application, though Applicants note that the Regulated Funds would be prohibited from participating in such Disposition by Section 17(a)(2) or Section 57(a)(2) of the Act, as applicable. The participation by any Affiliated Fund CLO in any such Co-Investment Transaction will remain subject to the Order.

“BDC” means a business development company under the Act.6

“BDC Downstream Fund” means with respect to any Regulated Fund that is a BDC, an entity (i) that the BDC directly or indirectly controls, (ii) that is not controlled by any person other than the BDC (except a person that indirectly controls the entity solely because it controls the BDC), (iii) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act, (iv) whose investment adviser (and sub-adviser(s), if any) is an Adviser, (v) that is not a Wholly-Owned Investment Sub and (vi) that intends to participate in the Co-Investment Program.

“Board” means (i) with respect to a Regulated Fund other than a BDC Downstream Fund, the board of directors (or the equivalent) of the applicable Regulated Fund and (ii) with respect to a BDC Downstream Fund, the Independent Party (defined below) of the BDC Downstream Fund.

“Board-Established Criteria” means criteria that the Board of a Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which the Adviser to the Regulated Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s Objectives and Strategies (defined below). If no Board-Established Criteria are in effect, then the Regulated Fund’s Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then-current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum earnings before interest, taxes, depreciation and amortization (EBITDA) of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve a discretionary assessment. The Adviser to the Regulated Fund may from time to time recommend criteria for the Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Independent Directors (defined below). The Independent Directors of a Regulated Fund may at any time rescind, suspend or qualify their approval of any Board-Established Criteria, though Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

“Close Affiliate” means the Advisers, the Regulated Funds, the Affiliated Funds and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3) (D).

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Investment Program” means the proposed co-investment program that would permit one or more Regulated Funds and/or one or more Affiliated Funds to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 57(a)(4) and Rule 17d–1 by (i) co-investing with each other in securities issued by issuers in private placement transactions in which an Adviser negotiates terms in addition to price;7 and (ii) making Follow-On Investments (as defined below).

[6]

Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Sections 55(a)(1) through 55(a)(3) and makes available significant managerial assistance with respect to the issuers of such securities.

[7]

The term “private placement transactions” means transactions in which the offer and sale of securities by the issuer are exempt from registration under the Securities Act of 1933 (the “Securities Act”).

“Co-Investment Transaction” means any transaction in which a Regulated Fund (or its Wholly-Owned Investment Sub) participates together with one or more Affiliated Funds and/or one or more other Regulated Funds (or its Wholly-Owned Investment Sub) in reliance on the Order.

“Disposition” means the sale, exchange or other disposition of an interest in a security of an issuer.

“Eligible Directors” means, with respect to a Regulated Fund and a Potential Co-Investment Transaction, the members of the Regulated Fund’s Board eligible to vote on that Potential Co-Investment Transaction under Section 57(o) of the Act (treating any registered investment company or series thereof as a BDC for this purpose).

“Existing Regulated Fund” means (i) GPM from and after the date on which it files with the Commission a Notification of Registration pursuant to Section 8(a) of the Act on Form N-8A and (ii) A-CREST from and after the date it files an election to be regulated as a BDC under the Act.

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (x) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested or (y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

“Future Adviser” means any future investment adviser that (i) controls, is controlled by or is under common control with an Existing Adviser, (ii) (a) is registered as an investment adviser under the Advisers Act or (b) is a relying adviser of an investment adviser that is registered under the Advisers Act and that controls, is controlled by or is under common control with ASP and (iii) is not a Regulated Fund or a subsidiary of a Regulated Fund.

“Future Regulated Fund” means a closed-end management investment company (a) that is registered under the Act or has elected to be regulated as a BDC, (b) whose investment adviser (and sub-adviser(s), if any) is an Adviser and (c) that intends to participate in the Co-investment Program.

“Independent Director” means a member of the Board of any relevant entity who is not an “interested person” as defined in Section 2(a)(19) of the Act. No Independent Director of a Regulated Fund (including any non-interested member of an Independent Party) will have a financial interest in any Co-Investment Transaction, other than indirectly through share ownership in one or more of the Regulated Funds.

“Independent Party” means, with respect to a BDC Downstream Fund, (i) if the BDC Downstream Fund has a board of directors (or the equivalent), the board or (ii) if the BDC Downstream Fund does not have a board of directors (or the equivalent), a transaction committee or advisory committee of the BDC Downstream Fund.

“JT No-Action Letters” means SMC Capital, Inc., SEC Staff No-Action Letter (pub. avail. Sept. 5, 1995) and Massachusetts Mutual Life Insurance Company, SEC Staff No-Action Letter (pub. avail. June 7, 2000).

“Objectives and Strategies” means (i) with respect to any Regulated Fund other than a BDC Downstream Fund, its investment objectives and strategies, as described in its most current registration statement, other current filings with the Commission under the Securities Act or under the Securities Exchange Act of 1934, as amended, and its most current report to shareholders, and (ii) with respect to any BDC Downstream Fund, those investment objectives and strategies described in its disclosure documents (including private placement memoranda and reports to equity holders) and organizational documents (including operating agreements).

“Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly-Owned Investment Sub) could not participate together with one or more Affiliated Funds and/or one or more other Regulated Funds (or its Wholly-Owned Investment Sub) without obtaining and relying on the Order.

“Pre-Boarding Investments” are investments in an issuer held by a Regulated Fund as well as one or more Affiliated Funds and/or one or more other Regulated Funds that were acquired prior to participating in any Co-Investment Transaction:

(i)	in transactions in which the only term negotiated by or on behalf of such funds was price in reliance on one of the JT No-Action Letters; or

(ii)	in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Fund or other Regulated Fund.

“Regulated Funds” means (i) the Existing Regulated Funds, (ii) the Future Regulated Funds and (iii) the BDC Downstream Funds.

“Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

“Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

“Required Majority” means a required majority, as defined in Section 57(o) of the Act.8

“SBIC Subsidiary” means a Wholly-Owned Investment Sub that is licensed by the Small Business Administration (the “SBA”) to operate under the Small Business Investment Act of 1958, as amended (the “SBA Act”), as a small business investment company.

“Tradable Security” means a security that meets the following criteria at the time of Disposition:

(i)	it trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act;

(ii)	it is not subject to restrictive agreements with the issuer or other security holders; and

(iii)

it trades with sufficient volume and liquidity (findings as to which are documented by the Advisers to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by Section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

“Wholly-Owned Investment Sub” means any entity (i) that is a wholly-owned subsidiary9 of a Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, directly or indirectly, 95% or more of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments on behalf of such Regulated Fund (and, in the case of an SBIC Subsidiary, maintain a license under the SBA Act and issue debentures guaranteed by the SBA); (iii) with respect to which such Regulated Fund’s Board has the sole authority to make all determinations with respect to the entity’s participation under the Conditions to this Application; and (iv) (a) that would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act or Rule 3a-7 under the Act, or (b) that qualifies as a real estate investment trust within the meaning of the Code because substantially all of its assets would consist of real properties.

[8]

In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a board of directors (or the equivalent), the members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a transaction committee or advisory committee, the committee members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o) and as if the committee members were directors of the fund.

[9]	A “wholly-owned subsidiary” of a person is as defined in Section 2(a)(43) of the Act and means a company 95% or more of the outstanding voting securities of which are owned by such person.

II.	APPLICANTS

Each Applicant may be deemed to be directly or indirectly controlled by Adams Street Associates, L.P., a Delaware limited partnership (“Adams Street Associates”). Adams Street Associates, however, is a holding company and does not currently offer investment advisory services to any person and is not expected to do so in the future, and will not be the source of any Potential Co-Investment Transactions under the requested Order. Accordingly, Adams Street Associates has not been included as an Applicant.

A.	Adams Street Global Private Markets Fund LP

GPM currently is organized as a Cayman Islands exempted limited partnership and is an Existing Affiliated Fund. GPM intends to convert its corporate existence to become a Delaware limited liability company and, thereafter, file with the Commission a Notification of Registration pursuant to Section 8(a) of the Act on Form N-8A and a Registration Statement on Form N-2. GPM intends to operate as an externally-managed, non-diversified, closed-end management investment company that will be registered under the Act prior to relying on the relief requested in the Order. In addition, GPM intends to qualify and elect to be treated as a regulated investment company (“RIC”) under Subchapter M of the Code, and intends to continue to qualify as a RIC in the future.

GPM’s investment objective is to generate attractive long term capital appreciation by investing in a globally diversified portfolio of private equity and private credit. GPM will be managed by ASP Retail RIA pursuant to an investment advisory agreement. The board of directors of GPM that will be appointed and elected in connection with its registration under the Act is expected to consist of five members, a majority of whom will be Independent Directors.

B.	Adams Street Credit Solutions Fund, LP

A-CREST initially was organized as a Delaware limited liability company on March 29, 2019 and was reorganized as a Delaware limited partnership effective January 15, 2025. A-CREST intends to file a Registration Statement on Form 10 and operate as an externally-managed, non-diversified, closed-end management investment company that will make an election to be regulated as a BDC under the Act prior to the commencement of its operations as a BDC. In addition, A-CREST intends to qualify and elect to be treated as a RIC under Subchapter M of the Code, and intends to continue to qualify as a RIC in the future.

A-CREST’s investment objective is to generate current income and capital appreciation. A-CREST will be managed by ASP Retail RIA pursuant to an investment advisory agreement, once it has elected to be regulated as a BDC. The board of trustees of A-CREST that will be appointed and elected in connection with its election to be regulated as a BDC under the Act is expected to consist of five members, a majority of whom will be Independent Directors.

C.	Adams Street Partners, LLC

ASP, a Delaware limited liability company is an investment adviser registered with the Commission pursuant to Section 203 of the Advisers Act. ASP serves as the investment adviser to GPM and the Existing Affiliated Funds identified on Schedule A hereto (other than A-CREST, Adams Street (KOC) LLC, Adams Street Private Credit Fund II-A, Adams Street Private Credit Fund II-B, Adams Street Private Credit Fund II-C LP, Adams Street Private Credit Fund II-C NO LP, Adams Street Private Credit Fund III-A LP, Adams Street Private Credit Fund III-B LP, Adams Street Private Income Fund LP, ASP (Feeder) Private Credit Fund II-C LP, ASP LUX RAIF—PC II Fund, ASP LUX RAIF—SPC III Fund, ASP Rivera Int PC Facilitation LP, ASP Rivera Int PC NO Facilitation LP, ASP Rivera US PC Facilitation LP, ASP Rivera US PC LP, ASP Sr Private Credit Fund II-A LP, ASP Sr Private Credit Fund II-A NO LP, ASP Sr Private Credit Fund II-B LP, ASP Sr Private Credit Fund II-B NO LP, ASP Sr Private Credit Fund II-C LP, ASP Sr Private Credit Fund III-A LP, ASP Sr Private Credit Fund III-A NO, ASP Sr Private Credit Fund III-B LP, ASP Sr Private Credit Fund III-B NO LP, ASP Sr Private Credit Fund III-C LP, ASP Summa 1 LLC, ASP Summa 2 LLC, ASP Summa 3 LLC, ASP Summa 4 LLC, ASP Summa 5 LLC, ASP Summa 6 LLC, ASP Summa 7 LLC, ASP Summa 8 LLC and ASP Summa HoldCo 1 LP).

D.	Adams Street Advisors, LLC

ASP Retail RIA is a Delaware limited liability company that was organized on September 16, 2024. ASP Retail RIA has submitted an application on Form ADV to become registered with the Commission pursuant to Section 203 of the Advisers Act. ASP Retail RIA is expected to serve as the investment adviser to GPM, once GPM registers under the Act, and A-CREST. ASP is the sole member of, and controls, ASP Retail RIA. As a result, ASP and ASP Retail RIA are affiliated persons of one another.

E.	Adams Street Credit Advisors

Adams Street Credit Advisors, a Delaware limited partnership, serves as the investment adviser to the Existing Affiliated Funds not otherwise managed by ASP. Adams Street Credit Advisors is a relying adviser under the Advisers Act through a single registration with ASP. ASP is the sole member of the general partner of, and controls, Adams Street Credit Advisors. As a result, ASP and Adams Street Credit Advisors are affiliated persons of one another, and Adams Street Credit Advisors is under common control with, and an affiliated person of, ASP Retail RIA.

F.	Existing Affiliated Funds

The Advisers manage the Existing Affiliated Funds. A complete list of the Existing Affiliated Funds, including the Advisers to such Existing Affiliated Funds, is included in Schedule A hereto. The Existing Affiliated Funds, identified on Schedule A, are investment vehicles, each of which is a separate and distinct legal entity that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act.

G.	ASP Proprietary Accounts

ASP manages the ASP Proprietary Accounts, which hold various financial assets in a principal capacity. ASP has various business lines that it operates through its wholly- or majority-owned subsidiaries. Each ASP Proprietary Account that is not advised by an Adviser will establish, maintain and implement policies and procedures reasonably designed to ensure it can comply with the Conditions contained in the Order applicable to such ASP Proprietary Account.

III.	ORDER REQUESTED

The Applicants respectfully request an Order of the Commission under Sections 17(d) and 57(i) and Rule 17d-1 thereunder to permit, subject to the terms and Conditions set forth below in this Application, a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds to enter into Co-Investment Transactions with each other.

The Regulated Funds and the Affiliated Funds seek relief to enter into Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by either or both of Section 17(d) or Section 57(a)(4) and the Rules under the Act without an exemptive order from the Commission. This Application seeks relief in order to (i) enable the Regulated Funds and the Affiliated Funds to avoid, among other things, the practical commercial and/or economic difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds and the Affiliated Funds to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.

A. Overview

Applicants include the Existing Advisers, which are ASP, ASP Retail RIA and Adams Street Credit Advisors. The Existing Advisers had, in the aggregate, assets under management of approximately $57.3 billion as of June 30, 2024. The Existing Advisers manage private credit funds, private equity funds and separate accounts with a variety of mandates. The clients of the Existing Advisers currently include GPM, which currently is an Existing Affiliated Fund and intends to operate as an externally-managed, non-diversified, closed-end management investment company that will be registered under the Act, and the Existing Affiliated Funds as identified on Schedule A hereto. Each of the Existing Advisers manages and the Future Advisers will manage the assets entrusted to it by its clients in accordance with its fiduciary duty to those clients and, in the case of the Regulated Funds, the Act.

Each of the Existing Advisers has established, and each of the Future Advisers will establish, rigorous processes for allocating initial investment opportunities, opportunities for subsequent investments in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and the Affiliated Funds and (ii) comply with the Conditions contained in the Order.

The Applicants discuss the need for the requested relief in greater detail in Section III.C below.

1.	The Investment Process

The investment process consists of three stages: (i) the identification and consideration of investment opportunities (including follow-on investment opportunities); (ii) order placement and allocation; and (iii) consideration by each applicable Regulated Fund’s Board when a Potential Co-Investment Transaction is being considered by one or more Regulated Funds, as provided by the Order.

(a)	Identification and Consideration of Investment Opportunities

Each of the Existing Advisers is, and each of the Future Advisers will be, organized and managed such that the individual portfolio managers, as well as the teams and committees of portfolio managers, analysts and senior management (“Investment Teams” and “Investment Committees”),10 responsible for evaluating investment opportunities and making investment decisions on behalf of clients are promptly notified of the opportunities.

Opportunities for Potential Co-Investment Transactions may arise when investment advisory personnel of an Adviser become aware of investment opportunities that may be appropriate for a Regulated Fund and one or more other Regulated Funds and one or more Affiliated Funds. If the requested Order is granted, the Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that, when such opportunities arise, the Advisers to the relevant Regulated Funds are promptly notified and receive the same information about the opportunity as any other Advisers considering the opportunity for their clients or as any ASP Proprietary Accounts considering the opportunity for themselves. In particular, consistent with Condition 1, if a Potential Co-Investment Transaction falls within the then-current Objectives and Strategies and any Board-Established Criteria of a Regulated Fund, the policies and procedures will require that the relevant portfolio managers, Investment Teams and/or Investment Committees responsible for that Regulated Fund receive sufficient information to allow the Regulated Fund’s Adviser to make its independent determination and recommendations under Conditions 1, 2(a), 6, 7, 8 and 9 (as applicable).11 In addition, the policies and procedures will specify the individuals or roles responsible for carrying out the policies and procedures, including ensuring that the Advisers receive such information. After receiving notification of a Potential Co-Investment Transaction under Condition 1(a), the Adviser to each applicable Regulated Fund, working through the applicable portfolio manager, or in conjunction with any applicable Investment Team or Investment Committee, will then make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

[10]	Investment Teams and Investment Committees responsible for an area of investment may include portfolio managers, analysts and senior management from one or more of the Advisers.
[11]

Representatives from each Adviser to a Regulated Fund are members of each Investment Team or Investment Committee, or are otherwise entitled to participate in each meeting of any Investment Team or Investment Committee, that is expected to approve or reject recommended investment opportunities falling within its Regulated Funds’ Objectives and Strategies and Board-Established Criteria. Accordingly, the policies and procedures may provide, for example, that the Adviser will receive the information required under Condition 1 in conjunction with its representatives’ participation in the relevant Investment Team or Investment Committee. The Investment Teams and Investment Committees will keep minutes of their meetings, and such minutes will include reference to the specific investment opportunities considered at the meeting.

Applicants represent that, if the requested Order is granted, the Investment Teams and/or Investment Committees of the Advisers to the Regulated Funds will be charged with making sure they identify, and participate in this process with respect to, each investment opportunity that falls within the Objectives and Strategies and Board-Established Criteria of each Regulated Fund. Applicants assert that the Advisers’ allocation policies and procedures will be structured so that the relevant Investment Teams and/or Investment Committees for each Regulated Fund will be promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of such Regulated Fund and that the Advisers will undertake to perform these duties regardless of whether the Advisers serve as investment adviser or sub-adviser to a Regulated Fund or Affiliated Fund.

(b)	Order Placement and Allocation

General. If the Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate, it will, working with any applicable Investment Team or Investment Committee, formulate a recommendation regarding the proposed order amount for the Regulated Fund. In doing so, the Adviser and any applicable Investment Team or Investment Committee may consider such factors, among others, as investment guidelines, issuer, industry and geographical concentration, availability of cash and other opportunities for which cash is needed, tax considerations, leverage covenants, regulatory constraints (such as requirements under the Act), investment horizon, potential liquidity needs, and the Regulated Fund’s risk concentration policies.

Allocation Procedure. For each Regulated Fund and Affiliated Fund whose Adviser recommends participating in a Potential Co-Investment Transaction, the Adviser will submit a proposed order amount to the internal investment allocation team, which will be reviewed by the multiple members of the investment allocation team. Prior to the External Submission (as defined below), each proposed order amount may be reviewed and adjusted, in accordance with the Adviser’s written allocation policies and procedures, by the portfolio construction team established by the Advisers on which senior management and, to the extent necessary, one legal/ compliance person participate.12 The order of a Regulated Fund or Affiliated Fund resulting from this process is referred to as its “Internal Order.” The final Internal Order with respect to any Regulated Fund will be submitted for approval by the Required Majority of any participating Regulated Funds in accordance with the Conditions and as discussed in Section III.A.1.c below.

If the aggregate Internal Orders for a Potential Co-Investment Transaction do not exceed the size of the investment opportunity immediately prior to the submission of the orders to the underwriter, broker, dealer or issuer, as applicable (the “External Submission”), then each Internal Order will be fulfilled as placed. If, on the other hand, the aggregate Internal Orders for a Potential Co-Investment Transaction exceed the size of the investment opportunity immediately prior to the External Submission, then the allocation of the opportunity will be made pro rata on the basis of the size of the Internal Orders.13 If, subsequent to such External Submission, the size of the opportunity is increased or decreased, or if the terms of such opportunity, or the facts and circumstances applicable to the Regulated Funds’ or the Affiliated Funds’ consideration of the opportunity, change, the participants will be permitted to submit revised Internal Orders in accordance with written allocation policies and procedures that the Advisers will establish, implement and maintain. The Board of the Regulated Fund will then either approve or disapprove of the investment opportunity in accordance with Condition 2, 6, 7, 8 or 9, as applicable.

[12]	The reason for any such adjustment to a proposed order amount will be documented in writing and preserved in the records of the Advisers.
[13]

The Advisers will maintain records of all proposed order amounts, Internal Orders and External Submissions in conjunction with Potential Co-Investment Transactions. Each applicable Adviser will provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with the Conditions.

Compliance. The Applicants represent that the allocation review process of each Existing Adviser is, and the allocation review process of each Future Adviser will be, a robust process designed as part of their overall compliance policies and procedures to ensure that every client is treated fairly and that the Advisers are following their allocation policies. The allocation process is monitored and reviewed by the compliance team, led by the chief compliance officer, and will be approved by the Board of each Regulated Fund as it applies to such Regulated Fund.

(c)	Approval of Potential Co-Investment Transactions

A Regulated Fund will enter into a Potential Co-Investment Transaction with one or more other Regulated Funds and/or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, the Required Majority approves it in accordance with the Conditions of this Order.

In the case of a BDC Downstream Fund with an Independent Party consisting of a transaction committee or advisory committee, the individuals on the committee would possess experience and training comparable to that of the directors of the parent Regulated Fund and sufficient to permit them to make informed decisions on behalf of the applicable BDC Downstream Fund. Applicants represent that the Independent Parties of the BDC Downstream Funds would be bound (by law or by contract) by fiduciary duties comparable to those applicable to the directors of the parent Regulated Fund, including a duty to act in the best interests of their respective funds when approving transactions. These duties would apply in the case of all Potential Co-Investment Transactions, including transactions that could present a conflict of interest.

Further, Applicants believe that the existence of differing routes of approval between the BDC Downstream Funds and other Regulated Funds would not result in Applicants investing through the BDC Downstream Funds in order to avoid obtaining the approval of a Regulated Fund’s Board. Each Regulated Fund and BDC Downstream Fund has its own Objectives and Strategies and may have its own Board-Established Criteria, the implementation of which depends on the specific circumstances of the entity’s portfolio at the time an investment opportunity is presented. As noted above, consistent with its duty to its BDC Downstream Funds, the Independent Party must reach a conclusion on whether or not an investment is in the best interest of its relevant BDC Downstream Funds. An investment made solely to avoid an approval requirement at the Regulated Fund level should not be viewed as in the best interest of the entity in question and, thus, would not be approved by the Independent Party.

A Regulated Fund may participate in Pro Rata Dispositions (defined below) and Pro Rata Follow-On Investments (defined below) without obtaining prior approval of the Required Majority in accordance with Conditions 6(c)(i) and 8(b)(i).

2.	Delayed Settlement

All Regulated Funds and Affiliated Funds participating in a Co-Investment Transaction will invest at the same time, for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other. However, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa. Nevertheless, in all cases, (i) the date on which the commitment of the Affiliated Funds and Regulated Funds is made will be the same even where the settlement date is not, and (ii) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other.

3.	Permitted Follow-On Investments and Approval of Follow-On Investments

From time to time, the Regulated Funds and the Affiliated Funds may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds and/or Affiliated Funds previously have invested and continue to hold an investment. The Order, if granted, would permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and Affiliated Funds and in accordance with the proposed procedures discussed above and with the Conditions of the Order.

The Order would divide Follow-On Investments into two categories depending on whether the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the process discussed in Section III.A.3.a. below and governed by Condition 8. These Follow-On Investments are referred to as “Standard Review Follow-Ons.” If such Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the “onboarding process” discussed in Section III.A.3.b. below and governed by Condition 9. These Follow-On Investments are referred to as “Enhanced Review Follow-Ons.”

(a)	Standard Review Follow-Ons

A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 8(c) or, where certain additional requirements are met, without Board approval under Condition 8(b).

A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment or (ii) a Non-Negotiated Follow-On Investment.

A “Pro Rata Follow-On Investment” is a Follow-On Investment (i) in which the participation of each Regulated Fund and each Affiliated Fund is proportionate to its outstanding investments in the issuer or security, as appropriate,14 immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in the Pro Rata Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, its approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible Directors in accordance with Condition 8(c).

A “Non-Negotiated Follow-On Investment” is a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Funds and/or one or more other Regulated Funds (i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on one of the JT No-Action Letters.

Applicants believe that these Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 10.

(b)	Enhanced Review Follow-Ons

One or more Regulated Funds and/or one or more Affiliated Funds holding Pre-Boarding Investments may have the opportunity to make a Follow-On Investment that is a Potential Co-Investment Transaction in an issuer with respect to which they have not previously participated in a Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Follow-On Investment subject to the requirements of Condition 9. These enhanced review requirements constitute an “onboarding process” whereby Regulated Funds and Affiliated Funds may utilize the Order to participate in Co-Investment Transactions even though they already hold Pre-Boarding Investments. For a given issuer, the participating Regulated Funds and Affiliated Funds need to comply with these requirements only for the first Co-Investment Transaction. Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 8 under the standard review process.

[14]	See note 30, below.

4.	Dispositions

The Regulated Funds and Affiliated Funds may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, such Dispositions will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and Affiliated Funds and in accordance with procedures set forth in the proposed Conditions to the Order, as discussed below.

The Order would divide these Dispositions into two categories: (i) if the Regulated Funds and Affiliated Funds holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then the terms and approval of the Disposition (hereinafter referred to as “Standard Review Dispositions”) would be subject to the process discussed in Section III.A.4.a. below and governed by Condition 6; and (ii) if the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Disposition (hereinafter referred to as “Enhanced Review Dispositions”) would be subject to the same “onboarding process” discussed in Section III.A.4.b. below and governed by Condition 7.

(a)	Standard Review Dispositions

A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 6(d) or, where certain additional requirements are met, without Board approval under Condition 6(c).

A Regulated Fund may participate in a Standard Review Disposition without obtaining the prior approval of the Required Majority if (i) the Disposition is a Pro Rata Disposition or (ii) the securities are Tradable Securities and the Disposition meets the other requirements of Condition 6(c) (ii).

A “Pro Rata Disposition” is a Disposition (i) in which the participation of each Regulated Fund and each Affiliated Fund is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition;15 and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible Directors.

In the case of a Tradable Security, approval of the Required Majority is not required for the Disposition if: (x) the Disposition is not to the issuer or any affiliated person of the issuer;16 and (y) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price. Pro Rata Dispositions and Dispositions of a Tradable Security remain subject to the Board’s periodic review in accordance with Condition 10.

(b)	Enhanced Review Dispositions

One or more Regulated Funds and one or more Affiliated Funds that have not previously participated in a Co-Investment Transaction with respect to an issuer may have the opportunity to make a Disposition of Pre-Boarding Investments in a Potential Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Disposition subject to the requirements of Condition 7. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds and Affiliated Funds need only complete the onboarding process for the first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.17 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 6 or 8 under the standard review process.

[15]	See note 28, below.
[16]

In the case of a Tradable Security, Dispositions to the issuer or an affiliated person of the issuer are not permitted so that funds participating in the Disposition do not benefit to the detriment of Regulated Funds that remain invested in the issuer. For example, if a Disposition of a Tradable Security were permitted to be made to the issuer, the issuer may be reducing its short term assets (i.e., cash) to pay down long term liabilities.

[17]

However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible Directors must review the proposed Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.

5.	Use of Wholly-Owned Investment Subs

A Regulated Fund may, from time to time, form one or more Wholly-Owned Investment Subs. Such a subsidiary may be prohibited from investing in a Co-Investment Transaction with a Regulated Fund (other than its parent) or any Affiliated Fund because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) and Rule 17d-1. Applicants request that each Wholly-Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of the applicable parent Regulated Fund that owns it and that the Wholly-Owned Investment Sub’s participation in any such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly.

Applicants note that an entity could not be both a Wholly-Owned Investment Sub and a BDC Downstream Fund because, in the former case, the Board of the parent Regulated Fund makes any determinations regarding the subsidiary’s investments while, in the latter case, the Independent Party makes such determinations.

B.	Applicable Law

1.	Section 17(d) and Section 57(a)(4)

Section 17(d) of the Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the Act), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such other participant.

Similarly, with regard to BDCs, Section 57(a)(4) prohibits certain persons specified in Section 57(b) from participating in a joint transaction with the BDC, or a company controlled by the BDC, in contravention of rules as prescribed by the Commission. In particular, Section 57(a)(4) applies to:

•	Any director, officer, employee, or member of an advisory board of a BDC or any person (other than the BDC itself) who is an affiliated person of the forgoing pursuant to Section 2(a)(3)(C); or

•

Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC (except the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not be directly or indirectly under the control of a person who controls the BDC);[18] or any person who is an affiliated person of any of the forgoing within the meaning of Section 2(a)(3)(C) or (D).

Pursuant to the foregoing application of Section 57(a)(4), BDC Downstream Funds, on the one hand, and other Regulated Funds and Affiliated Funds, on the other hand, may not co-invest absent an exemptive order because the BDC Downstream Funds are controlled by a BDC and the Affiliated Funds and other Regulated Funds are included in Section 57(b).

[18]

Also excluded from this category by Rule 57b-1 is any person who would otherwise be included (a) solely because that person is directly or indirectly controlled by a BDC, or (b) solely because that person is, within the meaning of Section 2(a)(3)(C) or (D), an affiliated person of a person described in (a) above.

Section 2(a)(3)(C) defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(3)(D) defines “any officer, director, partner, copartner, or employee” of an affiliated person as an affiliated person. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9), a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser that provides discretionary investment management services to a fund and that sponsored, selected the initial directors, and provides administrative or other non-advisory services to the fund, controls such fund, absent compelling evidence to the contrary.19

2.	Rule 17d-1

Rule 17d-1 generally prohibits an affiliated person (as defined in Section 2(a)(3)), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company, or a company controlled by such registered company, is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such first or second tier affiliate. Rule 17d-1 generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3)) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to persons subject to Sections 57(a) and (d) by Section 57(i) to the extent specified therein. Section 57(i) provides that, until the Commission prescribes rules under Sections 57(a) and (d), the Commission’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a) or (d). Because the Commission has not adopted any rules under Section 57(a) or (d), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a) or (d).

Applicants seek relief pursuant to Rule 17d-1, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1, the Commission is directed by Rule 17d-1(b) to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

The Commission has stated that Section 17(d), upon which Rule 17d-1 is based, and upon which Section 57(a)(4) was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.20 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section] 17(d)...is to prevent...injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less

[19]

See, e.g., SEC Rel. No. IC-4697 (Sept. 8, 1966) (“For purposes of Section 2(a)(3)(C), affiliation based upon control would depend on the facts of the given situation, including such factors as extensive interlocks of officers, directors or key personnel, common investment advisers or underwriters, etc.”); Lazard Freres Asset Management, SEC Staff No-Action Letter (pub. avail. Jan. 10, 1997) (“While, in some circumstances, the nature of an advisory relationship may give an adviser control over its client’s management or policies, whether an investment company and another entity are under common control is a factual question...”).

[20]	See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488 et seq.

advantageous than that of such other participants.”21 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”22 Applicants believe that the Conditions would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) were designed to prevent would be addressed and the standards for an order under Rule 17d-1 and Section 57(i) would be met.

C.	Need for Relief

Co-Investment Transactions are prohibited by Rule 17d-1 and either or both of Sections 17(d) and 57(a)(4) without a prior exemptive order of the Commission to the extent that the Affiliated Funds and the Regulated Funds participating in such transactions fall within the category of persons described by Rule 17d-1, Section 17(d) and/or Section 57(b), as modified by Rule 57b-1 thereunder, as applicable, vis-a-vis each participating Regulated Fund.

Each of the participating Regulated Funds and Affiliated Funds may be deemed to be affiliated persons vis-à-vis a Regulated Fund within the meaning of Section 2(a)(3) by reason of common control because (i) an Adviser, that is either an Existing Adviser or an entity that controls, is controlled by, or under common control with an Existing Adviser, will be the investment adviser (and sub-adviser, if any) to each of the Regulated Funds and Affiliated Funds; (ii) an Existing Adviser is the Adviser to, and may be deemed to control, the Regulated Funds; and an Adviser will be the investment adviser and sub-adviser to, and may be deemed to control, any Future Regulated Fund; (iii) each BDC Downstream Fund will be deemed to be controlled by its BDC parent and/or its BDC parent’s Adviser; and (iv) the Advisers are under common control of Adams Street Associates. Thus, each Regulated Fund and each Affiliated Fund may be deemed to be a person related to a Regulated Fund or BDC Downstream Fund in a manner described by Section 57(b) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and therefore would be prohibited by Section 57(a)(4) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and Rule 17d-1 from participating in Co-Investment Transactions without the Order.

Further, because the BDC Downstream Funds and Wholly-Owned Investment Subs are controlled by the Regulated Funds, the BDC Downstream Funds and Wholly-Owned Investment Subs are subject to Section 57(a)(4) (or Section 17(d) in the case of Wholly-Owned Investment Subs controlled by Regulated Funds that are registered under the Act), and thus also subject to the provisions of Rule 17d-1, and therefore would be prohibited from participating in Co-Investment Transactions without the Order.

In addition, because the ASP Proprietary Accounts will be controlled by an Adviser, or otherwise deemed to be under common control with an Adviser, and, therefore, may be under common control with the Regulated Funds, the Existing Advisers and any Future Regulated Funds, the ASP Proprietary Accounts could be deemed to be a person related to the Regulated Funds (or a company controlled by the Regulated Funds) in a manner described by Section 17(d) or 57(b), and thus prohibited from participating in the Co-Investment Program.

D.	Precedents

The Commission has issued numerous exemptive orders under the Act permitting registered investment companies and BDCs to co-invest with affiliated persons, including precedents involving proprietary accounts.23 The relief requested in this Application with respect to Follow-On Investments is consistent with the temporary relief granted by the Commission on April 8, 2020 and subsequent exemptive relief.24

[21]	Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).
[22]	H.Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.
[23]

See, e.g., Willow Tree Capital Corporation, et. al. (File No. 812-15536), Rel. Nos. 35397 (November 21, 2024) (notice), and 35422 (December 17, 2024) (order); Franklin Lexington Private Markets Fund, et. al. (File No. 812-15564), Rel. Nos. 35378 (November 7, 2024) (notice) and 35406 (December 3, 2024) (order); 5C Lending Partners Corp., et. al. (File No. 812-15518), Rel. Nos. 35359 (October 15, 2024) (notice) and 35391 (November 18, 2024) (order); AGL Private Credit Income Fund, et. al. (File No. 812-15550), Rel. Nos. 35363 (October 21, 2024) (notice) and 35389 (November 18, 2024) (order); AFA Private Credit Fund., et. al. (File No. 812-15563), Rel. Nos. 35362 (October 17, 2024) (notice) and 35380 (November 12, 2024) (order); White Oak Secured Asset Lending Fund, Inc. et. al. (File No. 812-15433), Rel. Nos. 35354 (October 8, 2024) (notice) and 35375 (November 4, 2024) (order).

[24]

BDC Temporary Exemptive Order, Investment Company Act Rel. No. 33837 (April 8, 2020) (order) (extension granted on January 5, 2021 and further extension granted on April 22, 2021); Stellus Capital Investment Corporation, et al., Investment Company Act Rel. Nos. 34556 (April 11, 2022) (notice) and (May 9, 2022) (order); BlackRock Capital Investment Corporation, et al., Investment Company Act Rel. Nos. 34535 (March 18, 2022) (notice) and 34558 (April 14, 2022) (order).

Applicants submit that the allocation procedures set forth in the Conditions for relief are consistent with and expand the range of investor protections found in the orders we cite.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

In accordance with Rule 17d-1 (made applicable to transactions subject to Section 57(a) by Section 57(i)), the Commission may grant the requested relief as to any particular joint transaction if it finds that the participation of the Regulated Funds in the joint transaction is consistent with the provisions, policies and purposes of the Act and is not on a basis different from or less advantageous than that of other participants. Applicants submit that allowing the Co-Investment Transactions described in this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions.

As required by Rule 17d-1(b), the Conditions ensure that the terms on which Co-Investment Transactions may be made will be consistent with the participation of the Regulated Funds being on a basis that it is neither different from nor less advantageous than other participants, thus protecting the equity holders of any participant from being disadvantaged. The Conditions ensure that all Co-Investment Transactions are reasonable and fair to the Regulated Funds and their shareholders and do not involve overreaching by any person concerned, including the Advisers.

A.	Potential Benefits

In the absence of the relief sought hereby, in many circumstances the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d), Section 57(a)(4) and Rule 17d-1 should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. The Board, including the Required Majority, of each Regulated Fund will determine that it is in the best interests of the Regulated Fund to participate in Co-Investment Transactions because, among other matters, (i) the Regulated Fund should be able to participate in a larger number and greater variety of transactions; (ii) the Regulated Fund should be able to participate in larger transactions; (iii) the Regulated Fund should be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment should have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund should be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the Conditions are fair to the Regulated Funds and their shareholders.

B.	Protective Representations and Conditions

The Conditions ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the Act. Specifically, the Conditions incorporate the following critical protections: (i) all Regulated Funds participating in the Co-Investment Transactions will invest at the same time (except that, subject to the limitations in the Conditions, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa), for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (ii) a Required Majority of each Regulated Fund must approve various investment decisions (not including transactions completed on a pro rata basis pursuant to Conditions 6(c)(i) and 8(b)(i) or otherwise not requiring Board approval) with respect to such Regulated Fund in accordance with the Conditions; and (iii) the Regulated Funds are required to retain and maintain certain records.

Applicants believe that participation by the Regulated Funds in Pro Rata Follow-On Investments and Pro Rata Dispositions, as provided in Conditions 6(c)(i) and 8(b)(i), is consistent with the provisions, policies and purposes of the Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata investment or disposition eliminates the possibility for overreaching and unnecessary prior review by the Board. Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

Applicants also believe that the participation by the Regulated Funds in Non-Negotiated Follow-On Investments and in Dispositions of Tradable Securities without the approval of a Required Majority is consistent with the provisions, policies and purposes of the Act as there is no opportunity for overreaching by affiliates.

If an Adviser, its principals, or any person controlling, controlled by, or under common control with the Adviser or its principals, and the Affiliated Funds (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 15.

In sum, the Applicants believe that the Conditions would ensure that each Regulated Fund that participates in any type of Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants for purposes of Section 17(d) or Section 57(a)(4) and the Rules under the Act. As a result, Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.

V.	CONDITIONS

Applicants agree that any Order granting the requested relief shall be subject to the following Conditions:

1.	Identification and Referral of Potential Co-Investment Transactions.

(a) The Advisers25 will establish, maintain and implement policies and procedures reasonably designed to ensure that each Adviser is promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of any Regulated Fund the Adviser manages.

(b) When an Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), the Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

2.	Board Approvals of Co-Investment Transactions.

(a) If the Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, it will then determine an appropriate level of investment for the Regulated Fund.

[25]	Any ASP Proprietary Account that is not advised by an Adviser is itself deemed to be an Adviser for purposes of Condition 1(a).

(b) If the aggregate amount recommended by the Advisers to be invested in the Potential Co-Investment Transaction by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, the investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b above. Each Adviser to a participating Regulated Fund will promptly notify and provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with these Conditions.

(c) After making the determinations required in Condition 1(b) above, each Adviser to a participating Regulated Fund will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund and each participating Affiliated Fund) to the Eligible Directors of its participating Regulated Fund(s) for their consideration. A Regulated Fund will enter into a Co-Investment Transaction with one or more other Regulated Funds or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:

(i) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its equity holders and do not involve overreaching in respect of the Regulated Fund or its equity holders on the part of any person concerned;

(ii) the transaction is consistent with:

(A) the interests of the Regulated Fund’s equity holders; and

(B) the Regulated Fund’s then-current Objectives and Strategies;

(iii) the investment by any other Regulated Fund(s) or Affiliated Fund(s) would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from, or less advantageous than, that of any other Regulated Fund(s) or Affiliated Fund(s) participating in the transaction; provided that the Required Majority shall not be prohibited from reaching the conclusions required by this Condition 2(c)(iii) if:

(A) the settlement date for another Regulated Fund or an Affiliated Fund in a Co-Investment Transaction is later than the settlement date for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated Fund by no more than ten business days, in either case, so long as:

(x) the date on which the commitments of the Affiliated Funds and Regulated Funds are made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other; or

(B) any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors, the right to have a board observer or any similar right to participate in the governance or management of the portfolio company so long as: (x) the Eligible Directors will have the right to ratify the selection of such director or board observer, if any; (y) the Adviser agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and (z) any fees or other compensation that any other Regulated Fund or Affiliated Fund or any affiliated person of any other Regulated Fund or Affiliated Fund receives in connection with the right of one or more Regulated Funds or Affiliated Funds to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among any participating Affiliated Funds (who may, in turn, share their portion with their affiliated persons) and any participating Regulated Fund(s) in accordance with the amount of each such party’s investment; and

(iv) the proposed investment by the Regulated Fund will not involve compensation, remuneration or a direct or indirect26 financial benefit to the Advisers, any other Regulated Funds, the Affiliated Funds or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 14, (B) to the extent permitted by Section 17(e) or 57(k), as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(B)(z).

3.	Right to Decline.

Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.

4.	General Limitation.

Except for Follow-On Investments made in accordance with Conditions 8 and 9 below,27 a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party has an investment.

5.	Same Terms and Conditions.

A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased, date on which the commitment is entered into and registration rights (if any) will be the same for each participating Regulated Fund and Affiliated Fund and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Fund will occur as close in time as practicable and in no event more than ten business days apart. The grant to one or more Regulated Funds or Affiliated Funds, but not the respective Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 5, if Condition 2(c)(iii)(B) is met.

6.	Standard Review Dispositions.

(a) General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then:

(i) the Adviser to such Regulated Fund or Affiliated Fund,28 as applicable, will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time; and

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.

(b) Same Terms and Conditions. Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated Funds and any other Regulated Funds.

[26]

For example, procuring the Regulated Fund’s investment in a Potential Co-Investment Transaction to permit an affiliate to complete or obtain better terms in a separate transaction would constitute an indirect financial benefit.

[27]	This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.
[28]	Any ASP Proprietary Account that is not advised by an Adviser is itself deemed to be an Adviser for purposes of Conditions 6(a)(i), 7(a)(i), 8(a)(i) and 9(a)(i).

(c) No Board Approval Required. A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:

(i) (A) the participation of each Regulated Fund and Affiliated Fund in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;29 (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and (C) the Board of the Regulated Fund is provided on a quarterly basis with a list of all Dispositions made in accordance with this Condition; or

(ii) each security is a Tradable Security and (A) the Disposition is not to the issuer or any affiliated person of the issuer; and (B) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price.

(d) Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.

7.	Enhanced Review Dispositions.

(a) General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to such Regulated Fund or Affiliated Fund, as applicable, will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and

(iii) the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b) Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:

(i) the Disposition complies with Condition 2(c)(i), (ii), (iii)(A), and (iv); and

(ii) the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.

(c) Additional Requirements: The Disposition may only be completed in reliance on the Order if:

(i) Same Terms and Conditions. Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated Funds and any other Regulated Funds;

[29]

In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Disposition.

(ii) Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(iii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv) Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial30 in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(v) No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

8.	Standard Review Follow-Ons.

(a) General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer and the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to each such Regulated Fund or Affiliated Fund, as applicable, will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

(b) No Board Approval Required. A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:

(i) (A) the proposed participation of each Regulated Fund and each Affiliated Fund in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate31 immediately preceding the Follow-On Investment; and (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

(ii) it is a Non-Negotiated Follow-On Investment.

[30]

In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.

[31]

To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds and Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds or Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.

(c) Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition, the Eligible Directors must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.

(d) Allocation. If, with respect to any such Follow-On Investment:

(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii) the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b above.

(e) Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this Application.

9.	Enhanced Review Follow-Ons.

(a) General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to each such Regulated Fund or Affiliated Fund, as applicable, will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and

(iii) the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b) Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.

(c) Additional Requirements. The Follow-On Investment may only be completed in reliance on the Order if:

(i) Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(ii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iii) Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(iv) No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

(d) Allocation. If, with respect to any such Follow-On Investment:

(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii) the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b above.

(e) Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this Application.

10.	Board Reporting, Compliance and Annual Re-Approval.

(a) Each Adviser to a Regulated Fund will present to the Board of each Regulated Fund, on a quarterly basis, and at such other times as the Board may request, (i) a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or any of the Affiliated Funds during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an explanation of why such investment opportunities were not made available to the Regulated Fund; (ii) a record of all Follow-On Investments in and Dispositions of investments in any issuer in which the Regulated Fund holds any investments by any Affiliated Fund or other Regulated Fund during the prior quarter; and (iii) all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds or Affiliated Funds that the Regulated Fund considered but declined to participate in, so that the Independent Directors, may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions.

(b) All information presented to the Regulated Fund’s Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.

(c) Each Regulated Fund’s chief compliance officer, as defined in rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the Application and the procedures established to achieve such compliance. In the case of a BDC Downstream Fund that does not have a chief compliance officer, the chief compliance officer of the BDC that controls the BDC Downstream Fund will prepare the report for the relevant Independent Party.

(d) The Independent Directors (including the non-interested members of each Independent Party) will consider at least annually whether continued participation in new and existing Co-Investment Transactions is in the Regulated Fund’s best interests.

11.	Record Keeping.

Each Regulated Fund will maintain the records required by Section 57(f)(3) of the Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f).

12.	Director Independence.

No Independent Director (including the non-interested members of any Independent Party) of a Regulated Fund will also be a director, general partner, managing member or principal, or otherwise be an “affiliated person” (as defined in the Act) of any Affiliated Fund.

13.	Expenses.

The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the Securities Act) will, to the extent not payable by the Advisers under their respective advisory agreements with the Regulated Funds and the Affiliated Funds, be shared by the Regulated Funds and the participating Affiliated Funds in proportion to the relative amounts of the securities held or being acquired or disposed of, as the case may be.

14.	Transaction Fees.[32]

Any transaction fee (including break-up, structuring, monitoring or commitment fees but excluding brokerage or underwriting compensation permitted by Section 17(e) or 57(k)) received in connection with any Co-Investment Transaction will be distributed to the participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participants. None of the Advisers, the Affiliated Funds, the other Regulated Funds or any affiliated person of the Affiliated Funds or the Regulated Funds will receive any additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment Transaction other than (i) in the case of the Regulated Funds and the Affiliated Funds, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(B)(z), (ii) brokerage or underwriting compensation permitted by Section 17(e) or 57(k) or (iii) in the case of the Advisers, investment advisory compensation paid in accordance with investment advisory agreements between the applicable Regulated Fund(s) or Affiliated Fund(s) and its Adviser.

[32]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

15.	Independence.

If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares in the same percentages as the Regulated Fund’s other shareholders (not including the Holders) when voting on (1) the election of directors; (2) the removal of one or more directors; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election.

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application and the Notice and Order to:

Eric R. Mansell

Adams Street Partners, LLC

One North Wacker Drive, Suite 2700

Chicago, IL 60606

(312) 553-7890

emansell@adamsstreetpartners.com

Please address any questions, and a copy of any communications, concerning this Application, the Notice and Order to:

Nicole M. Runyan, P.C.	Nicholas A. Hemmingsen, Esq.
Brad A. Green, P.C.	Kirkland & Ellis LLP
Kirkland & Ellis LLP	333 West Wolf Point Plaza
601 Lexington Avenue	Chicago, IL 60654
New York, NY 10022	(312) 862-2000
(212) 446-4800	nicholas.hemmingsen@kirkland.com
nicole.runyan@kirkland.com
brad.green@kirkland.com

Applicants desire that the Commission issue an Order pursuant to Rule 0-5 without conducting a hearing.

Pursuant to Rule 0-2, each person executing the Application on behalf of an Applicant says that he has duly executed the Application for and on behalf of such Applicant; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each deponent to execute and file the Application have been taken.

The verifications required by Rule 0-2(d) are attached hereto as Exhibit A.

B.	Authorization

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application as of this 16th day of January, 2025.

Dated: January 16, 2025

ADAMS STREET CREDIT SOLUTIONS FUND, LP

By:	ASP Carry Partners Credit Solutions LP,
its general partner

By:	ASP Carry Partners Credit Solutions GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PARTNERS, LLC

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ADVISORS, LLC

By:	Adams Street Partners, LLC,
Its:	Member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CREDIT ADVISORS LP

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET GLOBAL PRIVATE MARKETS FUND LP

By:	ASP GPM GP Management LP,
its general partner

By:	ASP GPM GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name:	Eric R. Mansell
Title: Executive Vice President

ADAMS STREET – PE CO-INV (SI) FUND LP

By:	ASP – PE Co-Inv (SI) Management LP,
its general partner

By:	ASP – PE Co-Inv (SI) Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name:	Eric R. Mansell
Title: Executive Vice President

ADAMS STREET – PKBS PRIVATE EQUITY FUND I GLOBAL

By:	ASP – PKBS Lux GP Partners,
its general partner

By:	/s/ Eric R. Mansell
Name:	Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name:	Stephen W. Baranowski
Title: Manager

[Signature Page to First Amended and Restated Application]

ADAMS STREET - PRIMARY PE SM FUND I LP

By:	ASP PE SM GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET – SCERS FUND III LLC

By:	Adams Street Partners, LLC
Its:	Manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - SK VENTURE FUND II LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET (KOC) LLC

By:	Adams Street Credit Advisors LP,
its manager

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET (NUNAVUT) PRIVATE EQUITY FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 1847 FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2019 Direct Management LP,
its general partner

By:	ASP 2019 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2020 Direct Management LP,
its general partner

By:	ASP 2020 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET 2020 NON-US FUND LP

By:	ASP Carry Partners 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2020 US FUND LP

By:	ASP Carry Partners 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2021 Direct Management LP,
its general partner

By:	ASP 2021 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2021 NON-US FUND LP

By:	ASP Carry Partners 2021 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET 2021 US FUND LP

By:	ASP Carry Partners 2021 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2022 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2022 Direct Management LP,
its general partner

By:	ASP 2022 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2022 NON-US FUND LP

By:	ASP Carry Partners 2022 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2022 US FUND LP

By:	ASP Carry Partners 2022 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET 2023 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2023 Direct Management LP,
its general partner

By:	ASP 2023 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2023 NON-US FUND LP

By:	ASP Carry Partners 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2023 US FUND LP

By:	ASP Carry Partners 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2024 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2024 Direct Management LP,
its general partner

By:	ASP 2024 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET 2024 NON-US FUND LP

By:	ASP Carry Partners 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2024 US FUND LP

By:	ASP Carry Partners 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2025 DIRECT GROWTH EQUITY FUND LP

By:	ASP Carry Partners A1 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2025 NON-US FUND LP

By:	ASP Carry Partners A1 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET 2025 US FUND LP

By:	ASP Carry Partners A1 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 32BJ FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET AMF FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET AP7 PE INVESTMENT III LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET ASIA FUND 2020 LP

By:	ASP Carry Partners Asia Fund 2020 LP,
its general partner

By:	Adams Street Asia Fund GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET ASIA FUND II LP

By:	ASP Carry Partners Asia Fund II LP,
its general partner

By:	Adams Street Asia Fund GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET BLUE LAKE LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET CC PE SECONDARY FUND LP

By:	ASP Carry Partners CC PE Secondary GP LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET CO-INVESTMENT FUND V A LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET CO-INVESTMENT FUND V B LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET CO-INVESTMENT FUND VI A LP

By:	ASP Co-Investment Management VI LP,
its general partner

By:	ASP Co-Investment Management GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET CO-INVESTMENT FUND VI B LP

By:	ASP Co-Investment Management VI LP,
its general partner

By:	ASP Co-Investment Management GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET CUACPS PRIVATE EQUITY LP

By:	ASP Scotland GP LLP,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET CYCLONE FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET DENSO GLOBAL PRIVATE EQUITY INVESTMENTS FUND II LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

[Signature Page to First Amended and Restated Application]

ADAMS STREET EUROPEAN VENTURE FUND 2023

By:	ASP EVF 2023 GP,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ADAMS STREET GLOBAL SECONDARY FUND 7 LP

By:	ASP Carry Partners GSF 7 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET GLOBAL SECONDARY FUND 8 LP

By:	ASP Carry Partners GSF 8 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET GLOBAL SMB WPERP FUND III LP

By:	ASP Carry Partners WPERP III GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET GLOBAL VENTURE MANDATE FUND IV LP

By:	ASP Carry Partners GVM IV LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET GRAND CYPRESS HEALTHCARE FUND II LP

By:	ASP GC Health Carry Partners II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET GROWTH EQUITY FUND VII LP

By:	ASP VG Management VII LP,
its general partner

By:	ASP VG Management VII LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET GROWTH EQUITY FUND VIII LP

By:	ASP GE Management VIII LP,
its general partner

By:	ASP GE Management VIII LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET HOM FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET IMM VENTURE FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET IMM VENTURE PRIMARY FUND I LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET KNEIFF GLOBAL PE FUND

By:	ASP Kneiff Fund GP,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

[Signature Page to First Amended and Restated Application]

ADAMS STREET LAKE LASALLE FUND II LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET LEADERS EX US FUND LP

By:	ASP Carry Partners Leaders Ex US LP,
its general partner

By:	Adams Street Leaders Ex US GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET LEADERS FUND 2020 LP

By:	ASP Carry Partners Leaders 2020 LP,
its general partner

By:	Adams Street Leaders 2020 GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET LEADERS FUND II LP

By:	ASP Carry Partners Leaders II LP,
its general partner

By:	Adams Street Leaders GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET MTAA PE FUND II LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2023 LP

By:	ASP Carry Partners PEP 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PEP ASIA FUND 2023 LP

By:	ASP Carry Partners PEP 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2024 LP

By:	ASP Carry Partners PEP 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET PEP ASIA FUND 2024 LP

By:	ASP Carry Partners PEP 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET POBA VENTURE FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET POBA VENTURE FV I LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-A LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET PRIVATE CREDIT FUND II-B LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-C LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-C NO LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET PRIVATE CREDIT FUND III-A LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC, its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND III-B LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PRIVATE INCOME FUND LP

By:	ASP PIF GP Management LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET ROPE FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET RSP II LP

By:	ASP RSP Management II LP,
its general partner

By:	ASP RSP Management II LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET SBCERA FUND 2 LP

By:	ASP SBCERA Carry Partners 1 LP,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET SH FUND LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

ADAMS STREET SHEDD AQUARIUM ESG FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET SHEDD AQUARIUM LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
Title: Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET SIFAI FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET SK VENTURE FUND III LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET UK MID-MARKET SOLUTIONS II LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET US SMB FUND II LP

By:	ASP Carry Partners US SMB II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET VENTURE INNOVATION FUND III LP

By:	ASP Carry Partners Venture Innovation III LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET VENTURE INNOVATION FUND IV LP

By:	ASP Carry Partners Venture Innovation IV LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET VENTURE SELECT FUND 2023 LP

By:	ASP Carry Partners Venture Innovation IV LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET WORLD SUN FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ADAMS STREET WPE FUND LP

By:	Adams Street WPE Fund GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP - GLOBAL PE SM FUND LP

By:	ASP PE SM GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP (FEEDER) PRIVATE CREDIT FUND II-C LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP COJ PE FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ASP EVF 2023 FV LP

By:	ASP Carry Partners EVF 2023 GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP GLOBAL VENTURES BVK FUND II LP

By:	ASP BVK Carry Partners II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP ILSTRS ASIA SMA 1 LP

By:	Adams Street Partners, LLC,
its General Partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP ILSTRS EUROPE SMA 1 LP

By:	Adams Street Partners, LLC,
its General Partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP LUX RAIF - 2021 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

[Signature Page to First Amended and Restated Application]

ASP LUX RAIF - 2022 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - 2023 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - 2024 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - 2025 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

[Signature Page to First Amended and Restated Application]

ASP LUX RAIF - GLOBAL SECONDARY FUND 7

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - GLOBAL SECONDARY FUND 8

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - PC II FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - SPC III FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

[Signature Page to First Amended and Restated Application]

ASP LUX RAIF CO-INV V FV LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP LUX RAIF - CO-INVESTMENT FUND V

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF CO-INV VI FV LP

By:	ASP Co-Investment Management VI LP,
its general partner

By:	ASP Co-Investment Management GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ASP LUX RAIF - CO-INVESTMENT FUND VI

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF GSF 7 FV LP

By:	ASP Carry Partners GSF 7 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP LUX RAIF GSF 8 FV LP

By:	ASP Carry Partners GSF 8 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP NPS ASIA PE FOF LP

By:	ASP NPS Asia GP Management LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ASP PC HOLDINGS LLC

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP RIVERA INT PC FACILITATION LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP RIVERA INT PC NO FACILITATION LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP RIVERA US PC FACILITATION LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ASP RIVERA US PC LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND II-A LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND II-A NO LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ASP SR PRIVATE CREDIT FUND II-B LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND II-B NO LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND II-C LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ASP SR PRIVATE CREDIT FUND III-A LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND III-A NO LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND III-B LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ASP SR PRIVATE CREDIT FUND III-B NO LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND III-C LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA 1 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ASP SUMMA 2 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA 3 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA 4 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ASP SUMMA 5 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA 6 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA 7 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

[Signature Page to First Amended and Restated Application]

ASP SUMMA 8 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA HOLDCO 1 LP

By:	ASP Summa ManCo LLC,
its general partner

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

JUNI PRIVATE EQUITY FUND A USD LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

JUNI PRIVATE EQUITY FUND A EUR LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

[Signature Page to First Amended and Restated Application]

Schedule A

Adams Street Credit Advisors LP serves as the investment adviser to the following Existing Affiliated Funds.

Existing Affiliated Funds

Adams Street Credit Solutions Fund, LP*

Adams Street (KOC) LLC

Adams Street Private Credit Fund II-A

Adams Street Private Credit Fund II-B

Adams Street Private Credit Fund II-C LP

Adams Street Private Credit Fund II-C NO LP

Adams Street Private Credit Fund III-A LP

Adams Street Private Credit Fund III-B LP

Adams Street Private Income Fund LP

ASP (Feeder) Private Credit Fund II-C LP

ASP LUX RAIF - PC II Fund

ASP LUX RAIF- SPC III Fund

ASP Rivera Int PC Facilitation LP

ASP Rivera Int PC NO Facilitation LP

ASP Rivera US PC Facilitation LP

ASP Rivera US PC LP

ASP Sr Private Credit Fund II-A LP

ASP Sr Private Credit Fund II-A NO LP

ASP Sr Private Credit Fund II-B LP

ASP Sr Private Credit Fund II-B NO LP

ASP Sr Private Credit Fund II-C LP

ASP Sr Private Credit Fund III-A LP

ASP Sr Private Credit Fund III-A NO

ASP Sr Private Credit Fund III-B LP

ASP Sr Private Credit Fund III-B NO LP

ASP Sr Private Credit Fund III-C LP

ASP Summa 1 LLC

ASP Summa 2 LLC

ASP Summa 3 LLC

ASP Summa 4 LLC

ASP Summa 5 LLC

ASP Summa 6 LLC

ASP Summa 7 LLC

ASP Summa 8 LLC

ASP Summa HoldCo 1 LP

Adams Street Partners, LLC serves as the investment adviser to the following Existing Affiliated Funds.

Existing Affiliated Funds

Adams Street Global Private Markets Fund LP*

Adams Street Partners, LLC

Adams Street Advisors, LLC

Adams Street Credit Advisors LP

Adams Street - PE Co-Inv (SI) Fund LP

Adams Street - PKBS Private Equity Fund I Global

Adams Street - Primary PE SM Fund I LP

Adams Street - SCERS Fund III LLC

Adams Street - SK Venture Fund II LP

Adams Street (Nunavut) Private Equity Fund LP

Adams Street 1847 Fund LP

Adams Street 2019 Direct Growth Equity Fund LP

Adams Street 2020 Direct Growth Equity Fund LP

Adams Street 2020 Non-US Fund LP

Adams Street 2020 US Fund LP

Adams Street 2021 Direct Growth Equity Fund LP

Adams Street 2021 Non-US Fund LP

Adams Street 2021 US Fund LP

Adams Street 2022 Direct Growth Equity Fund LP

Adams Street 2022 Non-US Fund LP

Adams Street 2022 US Fund LP

Adams Street 2023 Direct Growth Equity Fund LP

Adams Street 2023 Non-US Fund LP

Adams Street 2023 US Fund LP

Adams Street 2024 Direct Growth Equity Fund LP

Adams Street 2024 Non-US Fund LP

Adams Street 2024 US Fund LP

Adams Street 2025 Direct Growth Equity Fund LP

Adams Street 2025 Non-US Fund LP

Adams Street 2025 US Fund LP

Adams Street 32BJ Fund LP

Adams Street AMF Fund LP

Adams Street AP7 PE Investment III LP

Adams Street Asia Fund 2020 LP

Adams Street Asia Fund II LP

Adams Street Blue Lake LP

Adams Street CC PE Secondary Fund LP

Adams Street Co-Investment Fund V A LP

Adams Street Co-Investment Fund V B LP

Adams Street Co-Investment Fund VI A LP

Adams Street Co-Investment Fund VI B LP

Adams Street CUACPS Private Equity LP

Adams Street Cyclone Fund LP

Adams Street Denso Global Private Equity Investments Fund II LP

Adams Street European Venture Fund 2023

Adams Street Global Secondary Fund 7 LP

Adams Street Global Secondary Fund 8 LP

Adams Street Global SMB WPERP Fund III LP

Adams Street Global Venture Mandate Fund IV LP

Adams Street Grand Cypress Healthcare Fund II LP

Adams Street Growth Equity Fund VII LP

Adams Street Growth Equity Fund VIII LP

Adams Street HoM Fund LP

Adams Street IMM Venture Fund LP

Adams Street IMM Venture Primary Fund I LP

Adams Street Kneiff Global PE Fund

Adams Street Lake LaSalle Fund II LP

Adams Street Leaders Ex US Fund LP

Adams Street Leaders Fund 2020 LP

Adams Street Leaders Fund II LP

Adams Street MTAA PE Fund II LP

Adams Street PEP Asia Fund 2023 LP

Adams Street PEP Asia Fund 2024 LP

Adams Street PEP North America Fund 2023 LP

Adams Street PEP North America Fund 2024 LP

Adams Street POBA Venture Fund LP

Adams Street POBA Venture FV I LP

Adams Street RoPE Fund LP

Adams Street RSP II LP

Adams Street SBCERA Fund 2 LP

Adams Street SH Fund LP

Adams Street SHEDD Aquarium ESG Fund LP

Adams Street SHEDD Aquarium LP

Adams Street SIFAI Fund LP

Adams Street SK Venture Fund III LP

Adams Street UK Mid-Market Solutions II LP

Adams Street US SMB Fund II LP

Adams Street Venture Innovation Fund III LP

Adams Street Venture Innovation Fund IV LP

Adams Street Venture Select Fund 2023 LP

Adams Street World Sun Fund LP

Adams Street WPE Fund LP

ASP - Global PE SM Fund LP

ASP COJ PE Fund LP

ASP EVF 2023 FV LP

ASP Global Ventures BVK Fund II LP

ASP ILSTRS Asia SMA 1 LP

ASP ILSTRS Europe SMA 1 LP

ASP LUX RAIF - 2021 Global Fund

ASP LUX RAIF - 2022 Global Fund

ASP LUX RAIF - 2023 Global Fund

ASP LUX RAIF - 2024 Global Fund

ASP LUX RAIF - 2025 Global Fund

ASP LUX RAIF - Co-Investment Fund V

ASP LUX RAIF - Co-Investment Fund VI

ASP LUX RAIF - Global Secondary Fund 7

ASP LUX RAIF - Global Secondary Fund 8

ASP Lux RAIF Co-Inv V FV LP

ASP Lux RAIF Co-Inv VI FV LP

ASP LUX RAIF GSF 7 FV LP

ASP LUX RAIF GSF 8 FV LP

ASP NPS Asia PE FOF LP

ASP PC Holdings LLC

JUNI Private Equity Fund A EUR LP

JUNI Private Equity Fund A USD LP

*	Will become an Existing Regulated Fund

Exhibit A

Verification of Statement of Facts and Application

pursuant to Rule 17d-1 under the Investment Company Act of 1940 for an Order of the Commission

The undersigned states that he has duly executed the attached First Amended and Restated Application for an Order under Sections 17(d), 57(a)(4) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated January 16, 2025 for and on behalf of the Applicants, as the case may be, that he holds the office with each such entity as indicated below and that all actions by the stockholders, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further says that he is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his knowledge, information, and belief.

ADAMS STREET CREDIT SOLUTIONS FUND, LP

By:	ASP Carry Partners Credit Solutions LP,
its general partner

By:	ASP Carry Partners Credit Solutions GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PARTNERS, LLC

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET ADVISORS, LLC

By:	Adams Street Partners, LLC,
Its:	Member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET CREDIT ADVISORS LP

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET GLOBAL PRIVATE MARKETS
FUND LP

By:	ASP GPM GP Management LP,
its general partner

By:	ASP GPM GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET - PE CO-INV (SI) FUND LP

By:	ASP - PE Co-Inv (SI) Management LP,
its general partner

By:	ASP - PE Co-Inv (SI) Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET - PKBS PRIVATE EQUITY FUND I GLOBAL

By:	ASP - PKBS Lux GP Partners,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ADAMS STREET - PRIMARY PE SM FUND I LP

By:	ASP PE SM GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET – SCERS FUND III LLC

By:	Adams Street Partners, LLC
Its:	Manager

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET - SK VENTURE FUND II LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET (KOC) LLC

By:	Adams Street Credit Advisors LP,
its manager

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET (NUNAVUT) PRIVATE EQUITY FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 1847 FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2019 Direct Management LP,
its general partner

By:	ASP 2019 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2020 Direct Management LP,
its general partner

By:	ASP 2020 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2020 NON-US FUND LP

By:	ASP Carry Partners 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2020 US FUND LP

By:	ASP Carry Partners 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2021 Direct Management LP,
its general partner

By:	ASP 2021 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2021 NON-US FUND LP

By:	ASP Carry Partners 2021 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2021 US FUND LP

By:	ASP Carry Partners 2021 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2022 DIRECT GROWTH EQUITY
FUND LP

By:	ASP 2022 Direct Management LP,
its general partner

By:	ASP 2022 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2022 NON-US FUND LP

By:	ASP Carry Partners 2022 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2022 US FUND LP

By:	ASP Carry Partners 2022 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2023 DIRECT GROWTH EQUITY
FUND LP

By:	ASP 2023 Direct Management LP,
its general partner

By:	ASP 2023 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2023 NON-US FUND LP

By:	ASP Carry Partners 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2023 US FUND LP

By:	ASP Carry Partners 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2024 DIRECT GROWTH EQUITY
FUND LP

By:	ASP 2024 Direct Management LP,
its general partner

By:	ASP 2024 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2024 NON-US FUND LP

By:	ASP Carry Partners 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2024 US FUND LP

By:	ASP Carry Partners 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2025 DIRECT GROWTH EQUITY
FUND LP

By:	ASP Carry Partners A1 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2025 NON-US FUND LP

By:	ASP Carry Partners A1 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET 2025 US FUND LP

By:	ASP Carry Partners A1 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 32BJ FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET AMF FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET AP7 PE INVESTMENT III LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ASIA FUND 2020 LP

By:	ASP Carry Partners Asia Fund 2020 LP,
its general partner

By:	Adams Street Asia Fund GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ASIA FUND II LP

By:	ASP Carry Partners Asia Fund II LP,
its general partner

By:	Adams Street Asia Fund GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET BLUE LAKE LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CC PE SECONDARY FUND LP

By:	ASP Carry Partners CC PE Secondary GP LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND V A LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND V B LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND VI A LP

By:	ASP Co-Investment Management VI LP,
its general partner

By:	ASP Co-Investment Management GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND VI B LP

By:	ASP Co-Investment Management VI LP,
its general partner

By:	ASP Co-Investment Management GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CUACPS PRIVATE EQUITY LP

By:	ASP Scotland GP LLP,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CYCLONE FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET DENSO GLOBAL PRIVATE EQUITY INVESTMENTS FUND II LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

ADAMS STREET EUROPEAN VENTURE FUND 2023

By:	ASP EVF 2023 GP,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ADAMS STREET GLOBAL SECONDARY FUND 7 LP

By:	ASP Carry Partners GSF 7 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL SECONDARY FUND 8 LP

By:	ASP Carry Partners GSF 8 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL SMB WPERP FUND III LP

By:	ASP Carry Partners WPERP III GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL VENTURE MANDATE FUND IV LP

By:	ASP Carry Partners GVM IV LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GRAND CYPRESS HEALTHCARE FUND II LP

By:	ASP GC Health Carry Partners II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GROWTH EQUITY FUND VII LP

By:	ASP VG Management VII LP,
its general partner

By:	ASP VG Management VII LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GROWTH EQUITY FUND VIII LP

By:	ASP GE Management VIII LP,
its general partner

By:	ASP GE Management VIII LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET HOM FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET IMM VENTURE FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET IMM VENTURE PRIMARY FUND I LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET KNEIFF GLOBAL PE FUND

By:	ASP Kneiff Fund GP,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ADAMS STREET LAKE LASALLE FUND II LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET LEADERS EX US FUND LP

By:	ASP Carry Partners Leaders Ex US LP,
its general partner

By:	Adams Street Leaders Ex US GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET LEADERS FUND 2020 LP

By:	ASP Carry Partners Leaders 2020 LP,
its general partner

By:	Adams Street Leaders 2020 GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET LEADERS FUND II LP

By:	ASP Carry Partners Leaders II LP,
its general partner

By:	Adams Street Leaders GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET MTAA PE FUND II LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2023 LP

By:	ASP Carry Partners PEP 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP ASIA FUND 2023 LP

By:	ASP Carry Partners PEP 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2024 LP

By:	ASP Carry Partners PEP 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP ASIA FUND 2024 LP

By:	ASP Carry Partners PEP 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET POBA VENTURE FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET POBA VENTURE FV I LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-A LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-B LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-C LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-C NO LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND III-A LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND III-B LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET PRIVATE INCOME FUND LP

By:	ASP PIF GP Management LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET ROPE FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET RSP II LP

By:	ASP RSP Management II LP,
its general partner

By:	ASP RSP Management II LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET SBCERA FUND 2 LP

By:	ASP SBCERA Carry Partners 1 LP,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET SH FUND LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

ADAMS STREET SHEDD AQUARIUM ESG FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET SHEDD AQUARIUM LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET SIFAI FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET SK VENTURE FUND III LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET UK MID-MARKET SOLUTIONS II LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET US SMB FUND II LP

By:	ASP Carry Partners US SMB II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET VENTURE INNOVATION FUND III LP

By:	ASP Carry Partners Venture Innovation III LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET VENTURE INNOVATION FUND IV LP

By:	ASP Carry Partners Venture Innovation IV LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET VENTURE SELECT FUND 2023 LP

By:	ASP Carry Partners Venture Innovation IV LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET WORLD SUN FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ADAMS STREET WPE FUND LP

By:	Adams Street WPE Fund GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP - GLOBAL PE SM FUND LP

By:	ASP PE SM GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP (FEEDER) PRIVATE CREDIT FUND II-C LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP COJ PE FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP EVF 2023 FV LP

By:	ASP Carry Partners EVF 2023 GP LP, its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP GLOBAL VENTURES BVK FUND II LP

By:	ASP BVK Carry Partners II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP ILSTRS ASIA SMA 1 LP

By:	Adams Street Partners, LLC,
its General Partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP ILSTRS EUROPE SMA 1 LP

By:	Adams Street Partners, LLC,
its General Partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP LUX RAIF - 2021 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - 2022 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - 2023 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - 2024 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - 2025 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - GLOBAL SECONDARY FUND 7

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - GLOBAL SECONDARY FUND 8

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - PC II FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF - SPC III FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF CO-INV V FV LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP LUX RAIF - CO-INVESTMENT FUND V

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF CO-INV VI FV LP

By:	ASP Co-Investment Management VI LP,
its general partner

By:	ASP Co-Investment Management GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP LUX RAIF - CO-INVESTMENT FUND VI

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

By:	/s/ Stephen W. Baranowski
	Name:	Stephen W. Baranowski
	Title:	Manager

ASP LUX RAIF GSF 7 FV LP

By:	ASP Carry Partners GSF 7 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP LUX RAIF GSF 8 FV LP

By:	ASP Carry Partners GSF 8 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP NPS ASIA PE FOF LP

By:	ASP NPS Asia GP Management LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP PC HOLDINGS LLC

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP RIVERA INT PC FACILITATION LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP RIVERA INT PC NO FACILITATION LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP RIVERA US PC FACILITATION LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP RIVERA US PC LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND II-A LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND II-A NO LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND II-B LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND II-B NO LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND II-C LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND III-A LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND III-A NO LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND III-B LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND III-B NO LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SR PRIVATE CREDIT FUND III-C LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA 1 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA 2 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA 3 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA 4 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA 5 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA 6 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA 7 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA 8 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

ASP SUMMA HOLDCO 1 LP

By:	ASP Summa ManCo LLC,
its general partner

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Executive Vice President

JUNI PRIVATE EQUITY FUND A USD LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager

JUNI PRIVATE EQUITY FUND A EUR LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Manager